News Release

For Immediate Release:	For More Information,
October 23, 2018	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income available to common shareholders of $22.0 million, or $0.74 per diluted common share, for the three months ended September 30, 2018, an increase of 39.6% in earnings per share from the $13.1 million, or $0.53 per diluted common share, recorded in the third quarter of 2017.

For the nine months ended September 30, 2018, the Company recorded net income available to common shareholders of $65.4 million, or $2.21 per diluted common share, an increase of 66.2% in earnings per share from the $31.8 million, or $1.33 per diluted common share, for the nine months ended September 30, 2017.

Comparisons for the financial periods presented were significantly impacted by the Company’s acquisitions of Carolina Bank Holdings, Inc. (“Carolina Bank”) in March 2017 with total assets of $682 million and ASB Bancorp, Inc. (“Asheville Savings Bank”) in October 2017 with $798 million in total assets. The assets, liabilities and earnings for the acquisitions were recorded beginning on their respective acquisition dates.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2018 was $51.8 million, a 24.5% increase from the $41.6 million recorded in the third quarter of 2017. Net interest income for the first nine months of 2018 amounted to $153.6 million, a 32.6% increase from the $115.9 million recorded in the comparable period of 2017. The increase in net interest income was primarily due to the acquisitions of Carolina Bank and Asheville Savings Bank, as well as higher amounts of loans outstanding as a result of organic growth.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the third quarter of 2018 was 4.06% compared to 4.16% for the third quarter of 2017. For the nine month period ended September 30, 2018, the Company’s net interest margin was 4.12% compared to 4.11% for the same period in 2017. Although asset yields increased primarily as a result of several Federal Reserve interest rate increases since January 1, 2017, the Company has also experienced higher funding costs, particularly on the interest rates paid on its borrowings, as these are highly correlated to short-term interest rates set by the Federal Reserve. Interest income for the nine months ended September 30, 2018 was positively impacted by approximately $0.8 million in interest recoveries received in the first quarter, which primarily related to the same loans that experienced significant allowance for loan loss recoveries discussed below in “Provisions for Loan Losses and Asset Quality.”

The net interest margins for the periods were also impacted by loan discount accretion associated with acquired loan portfolios. The Company recorded loan discount accretion amounting to $1.6 million in the third quarter of 2018, compared to $1.7 million in the third quarter of 2017. For the first nine months of 2018 and 2017, loan discount accretion amounted to $6.0 million and $5.1 million, respectively. The increase in loan discount accretion in 2018 was primarily due to the loan discounts recorded in the acquisitions of Carolina Bank and Asheville Savings Bank. See the Financial Summary for a table that presents the impact of loan discount accretion on net interest income.

Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 3.94% for the third quarter of 2018, compared to 3.99% for the third quarter of 2017. The decrease was primarily due to funding costs that exceeded increases in asset yields, as discussed above. The net interest margin excluding loan discount accretion of 3.94% in the third quarter of 2018 was a 2 basis point increase from 3.92% in the second quarter of 2018. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this percentage.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $0.1 million in the third quarter of 2018, compared to no provision for loan losses in the third quarter of 2017. For the nine months ended September 30, 2018, the Company recorded a total negative provision for loan losses of $4.3 million (reduction of the allowance for loan losses) compared to a total provision for loan losses of $0.7 million in the same period of 2017. The Company’s provisions for loan losses have been favorably impacted by continued improvement in asset quality, including low charge-offs and declining levels of nonperforming assets.

Total net charge-offs for the third quarter of 2018 amounted to $2.8 million in comparison to net recoveries of $0.6 million in the third quarter of 2017. During the third quarter of 2018, the Company completed a loan sale of approximately $5.2 million in smaller balance nonperforming loans that resulted in charge-offs of $2.2 million.

For the first nine months of 2018, the Company experienced net loan recoveries of $1.5 million, including full payoffs received on four loans in the first quarter of 2018 that had been previously charged-down by approximately $3.3 million. The amounts received in excess of the prior charge-downs were recorded as interest income recoveries, and those four loans were primarily responsible for the $0.8 million in interest recoveries previously noted. For the comparable period of 2017, net loan recoveries amounted to $0.1 million.

The Company’s nonperforming assets to total assets ratio was 0.72% at September 30, 2018 compared to 1.16% at September 30, 2017. The ratio of annualized net charge-offs (recoveries) to average loans for the nine months ended September 30, 2018 was (0.05%), compared to 0.00% for the same period of 2017.

The Company continues to assess loans that may have been impacted by Hurricane Florence and Hurricane Michael. To date, the Company believes that any losses will not require a significant provision for loan losses.

Noninterest Income

Total noninterest income was $15.4 million and $12.4 million for the three months ended September 30, 2018 and September 30, 2017, respectively. For the nine months ended September 30, 2018, noninterest income amounted to $47.4 million compared to $34.0 million for the same period of 2017.

Core noninterest income for the third quarter of 2018 was $15.7 million, an increase of 22.3% from the $12.8 million reported for the third quarter of 2017. For the first nine months of 2018, core noninterest income amounted to $47.2 million, a 37.9% increase from the $34.2 million recorded in the comparable period of 2017. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgage loans, iv) commissions from sales of insurance and financial products, v) SBA consulting fees, vi) SBA loan sale gains, and vii) bank-owned life insurance income.

The acquisitions of Carolina Bank and Asheville Savings Bank were significant contributors to the higher core noninterest income in 2018.

Another significant contributor to the increases in core noninterest income was increased origination and sales of SBA loans. During the three and nine months ended September 30, 2018, the Company realized $2.4 million and $8.8 million in gains on SBA loan sales, respectively. In comparison, during the three and nine months ended September 30, 2017, the Company realized $1.7 million and $3.2 million in gains on SBA loan sales, respectively.

Fees from presold mortgages amounted to $0.6 million and $2.2 million for the three and nine month periods ended September 30, 2018, respectively, compared to $1.8 million and $4.1 million for the three and nine month periods ended September 30, 2017, respectively.  The declines in 2018 were primarily due to the Company’s mortgage loan department originating a higher percentage of loans with construction components that are held in the Company’s loan portfolio and not sold, as well as employee turnover.

Commissions from sales of insurance and financial products amounted to $2.4 million in the third quarter of 2018, compared to $1.4 million in the third quarter of 2017. For the nine months ended September 30, 2018 and 2017, the Company recorded $6.5 million and $3.3 million, respectively, in commissions from sales of insurance and financial products. The increase was primarily due to the acquisition of an insurance agency during the third quarter of 2017.

Noninterest Expenses

Noninterest expenses amounted to $39.2 million in the third quarter of 2018 compared to $34.4 million recorded in the third quarter of 2017. Noninterest expenses for the nine months ended September 30, 2018 amounted to $121.7 million compared to $101.5 million in 2017. The increase in noninterest expenses in 2018 related primarily to the Company’s acquisitions of Carolina Bank and Asheville Savings Bank.

Also impacting expenses were other growth initiatives, including continued growth of the Company’s SBA consulting firm and SBA lending division, as well as the acquisition of an insurance agency during the third quarter of 2017.

Income Taxes

The Company’s effective tax rate for the third quarter of 2018 was 21.2% compared to 33.3% in the third quarter of 2017. For the nine months ended September 30, 2018 and 2017, the Company’s effective tax rates were 21.8% and 33.3%, respectively. The lower effective tax rate in 2018 was due to the Tax Cuts and Jobs Act, which was signed into law in December 2017 and reduced the federal corporate tax rate from 35% to 21%.

Balance Sheet and Capital

Total assets at September 30, 2018 amounted to $5.7 billion, a 24.4% increase from a year earlier. Total loans at September 30, 2018 amounted to $4.2 billion, a 22.2% increase from a year earlier, and total deposits amounted to $4.5 billion at September 30, 2018, a 24.0% increase from a year earlier. The significant increases were largely due to the acquisition of Asheville Savings Bank on October 1, 2017.

The Company experienced steady loan and deposit growth during the first nine months of 2018, all of which was organic. Loan growth for the nine months ended September 30, 2018 amounted to $148 million, or 4.9% annualized, and deposit growth amounted to $121.4 million, or 3.7% annualized during that same period. This growth was a result of ongoing internal initiatives to enhance loan and deposit growth, including the Company’s recent expansion into higher growth markets. As anticipated, a $41 million deposit received in the first quarter of 2018 was transferred outside the Company in the third quarter of 2018.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at September 30, 2018 of 13.48%, an increase from the 12.44% reported at September 30, 2017. The Company’s tangible common equity to tangible assets ratio was 8.95% at September 30, 2018, an increase of 100 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “While our markets experienced a general business slowdown as a result of the hurricanes, we are pleased to have nevertheless achieved another strong quarter.”

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the third quarter of 2018:

•	On September 15, 2018, the Company announced a quarterly cash dividend of $0.10 per share payable on October 25, 2018 to shareholders of record on September 30, 2018. This dividend rate represents a 25% increase over the dividend rate declared in the third quarter of 2017.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 102 branches in North Carolina and South Carolina. First Bank also operates two mortgage loan production offices in the central region of North Carolina. First Bank provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$52,407	41,549
Interest on investment securities	2,868	2,048
Other interest income	2,944	1,414
Total interest income	58,219	45,011	29.3%
Interest expense
Interest on deposits	3,906	1,910
Interest on borrowings	2,468	1,462
Total interest expense	6,374	3,372	89.0%
Net interest income	51,845	41,639	24.5%
Provision (reversal) for loan losses	87	—	n/m
Net interest income after provision for loan losses	51,758	41,639	24.3%
Noninterest income
Service charges on deposit accounts	3,221	2,945
Other service charges, commissions, and fees	5,146	3,468
Fees from presold mortgage loans	576	1,842
Commissions from sales of insurance and financial products	2,425	1,426
SBA consulting fees	1,287	864
SBA loan sale gains	2,373	1,692
Bank-owned life insurance income	641	579
Foreclosed property gains (losses), net	(192)	(216)
Securities gains (losses), net	—	—
Other gains (losses), net	(101)	(238)
Total noninterest income	15,376	12,362	24.4%
Noninterest expenses
Salaries expense	18,771	16,550
Employee benefit expense	4,061	3,606
Occupancy and equipment related expense	4,180	3,509
Merger and acquisition expenses	167	1,329
Intangibles amortization expense	1,656	902
Other operating expenses	10,403	8,488
Total noninterest expenses	39,238	34,384	14.1%
Income before income taxes	27,896	19,617	42.2%
Income tax expense	5,905	6,531	(9.6%	)

Net income available to common shareholders	$21,991	13,086	68.0%

Earnings per common share – basic	$0.74	0.53	39.6%
Earnings per common share – diluted	0.74	0.53	39.6%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$51,845	41,639
Tax-equivalent adjustment (1)	428	702
Net interest income, tax-equivalent	$52,273	42,341	23.5%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m – not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2018	2017	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$154,028	114,908
Interest on investment securities	8,667	6,183
Other interest income	7,320	3,215
Total interest income	170,015	124,306	36.8%
Interest expense
Interest on deposits	9,812	5,044
Interest on borrowings	6,619	3,411
Total interest expense	16,431	8,455	94.3%
Net interest income	153,584	115,851	32.6%
Total provision (reversal) for loan losses	(4,282)	723	n/m
Net interest income after provision for loan losses	157,866	115,128	37.1%
Noninterest income
Service charges on deposit accounts	9,606	8,525
Other service charges, commissions, and fees	14,656	10,195
Fees from presold mortgage loans	2,231	4,121
Commissions from sales of insurance and financial products	6,484	3,304
SBA consulting fees	3,554	3,174
SBA loan sale gains	8,773	3,241
Bank-owned life insurance income	1,892	1,667
Foreclosed property gains (losses), net	(579)	(439)
Securities gains (losses), net	—	(235)
Other gains (losses), net	811	493
Total noninterest income	47,428	34,046	39.3%
Noninterest expenses
Salaries expense	56,615	46,799
Employee benefit expense	12,752	11,402
Occupancy and equipment related expense	12,018	10,258
Merger and acquisition expenses	3,568	4,824
Intangibles amortization expense	5,073	2,509
Other operating expenses	31,683	25,748
Total noninterest expenses	121,709	101,540	19.9%
Income before income taxes	83,585	47,634	75.5%
Income tax expense	18,191	15,839	14.8%
Net income available to common shareholders	$65,394	31,795	105.7%

Earnings per common share – basic	$2.21	1.34	64.9%
Earnings per common share – diluted	2.21	1.33	66.2%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$153,584	115,851
Tax-equivalent adjustment (1)	1,151	1,979
Net interest income, tax-equivalent	$154,735	117,830	31.3%

(1)	See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended September 30,			Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2018	2017		2018		2017
Return on average assets (1)	1.53%	1.15%		1.55%		1.00%
Return on average common equity (2)	11.83%	9.98%		12.16%		8.90%
Net interest margin – tax-equivalent (3)	4.06%	4.16%		4.12%		4.11%
Net charge-offs (recoveries) to average loans	0.27%	(0.07%	)	(0.05%	)	0.00%

COMMON SHARE DATA
Cash dividends declared – common	$0.10	0.08		0.30		0.24
Stated book value – common	24.99	20.73		24.99		20.73
Tangible book value – common	16.43	14.25		16.43		14.25
Common shares outstanding at end of period	29,729,285	24,723,929		29,729,285		24,723,929
Weighted average shares outstanding – basic	29,530,203	24,607,516		29,536,273		23,728,262
Weighted average shares outstanding – diluted	29,621,130	24,695,295		29,639,126		23,827,011

CAPITAL RATIOS
Tangible common equity to tangible assets	8.95%	7.95%		8.95%		7.95%
Common equity tier I capital ratio - estimated	11.79%	10.30%		11.79%		10.30%
Tier I leverage ratio - estimated	10.36%	9.72%		10.36%		9.72%
Tier I risk-based capital ratio - estimated	12.99%	11.74%		12.99%		11.74%
Total risk-based capital ratio - estimated	13.48%	12.44%		13.48%		12.44%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,712,940	4,514,409		5,644,692		4,269,533
Loans	4,191,751	3,404,862		4,141,645		3,211,844
Earning assets	5,105,981	4,040,257		5,022,171		3,836,125
Deposits	4,526,012	3,632,319		4,480,792		3,465,347
Interest-bearing liabilities	3,654,176	2,958,134		3,651,744		2,827,764
Shareholders’ equity	737,560	520,432		718,982		477,754

(1) Calculated by dividing annualized net income available to common shareholders by average assets.

(2) Calculated by dividing annualized net income available to common shareholders by average common equity.

(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Net interest income – tax-equivalent (1)	$52,273	51,599	50,863	49,470	42,341
Taxable equivalent adjustment (1)	428	367	356	610	702
Net interest income	51,845	51,232	50,507	48,860	41,639
Provision (reversal) for loan losses	87	(710)	(3,659)	—	—
Noninterest income	15,376	16,111	15,941	14,862	12,362
Noninterest expense	39,238	38,873	43,598	43,617	34,384
Income before income taxes	27,896	29,180	26,509	20,105	19,617
Income tax expense	5,905	6,450	5,836	5,928	6,531
Net income	21,991	22,730	20,673	14,177	13,086

Earnings per common share – basic	0.74	0.77	0.70	0.48	0.53
Earnings per common share – diluted	0.74	0.77	0.70	0.48	0.53

(1)	See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Sept. 30, 2018	At June 30, 2018	At Dec. 31, 2017	At Sept. 30, 2017	One Year Change
Assets
Cash and due from banks	$50,209	97,163	114,301	82,758	(39.3%	)
Interest bearing deposits with banks	460,520	462,972	375,189	326,089	41.2%
Total cash and cash equivalents	510,729	560,135	489,490	408,847	24.9%

Investment securities	457,887	442,333	461,773	322,080	42.2%
Presold mortgages	6,111	9,311	12,459	17,426	(64.9%	)

Total loans	4,190,628	4,149,390	4,042,369	3,429,755	22.2%
Allowance for loan losses	(20,546)	(23,298)	(23,298)	(24,593)	(16.5%	)
Net loans	4,170,082	4,126,092	4,019,071	3,405,162	22.5%

Premises and equipment	116,618	113,774	116,233	95,762	21.8%
Intangible assets	254,737	255,610	257,507	160,301	58.9%
Foreclosed real estate	6,140	8,296	12,571	9,356	(34.4%	)
Bank-owned life insurance	101,055	100,413	99,162	88,081	14.7%
Other assets	88,271	101,636	78,771	84,132	4.9%
Total assets	$5,711,630	5,717,600	5,547,037	4,591,147	24.4%

Liabilities
Deposits:
Noninterest bearing checking accounts	$1,280,408	1,252,214	1,196,161	1,016,947	25.9%
Interest bearing checking accounts	870,487	915,666	884,254	683,113	27.4%
Money market accounts	1,007,177	1,021,659	982,822	793,919	26.9%
Savings accounts	432,335	440,475	454,860	396,192	9.1%
Brokered deposits	255,415	238,098	239,659	215,615	18.5%
Internet time deposits	3,924	6,999	7,995	7,995	(50.9%	)
Other time deposits > $100,000	409,742	402,109	347,862	296,006	38.4%
Other time deposits	268,885	276,401	293,342	241,454	11.4%
Total deposits	4,528,373	4,553,621	4,406,955	3,651,241	24.0%

Borrowings	406,593	407,076	407,543	397,525	2.3%
Other liabilities	33,588	32,181	39,560	29,880	12.4%
Total liabilities	4,968,554	4,992,878	4,854,058	4,078,646	21.8%

Shareholders’ equity
Common stock	434,227	434,117	432,794	263,493	64.8%
Retained earnings	320,822	301,800	264,331	251,790	27.4%
Stock in rabbi trust assumed in acquisition	(3,224)	(3,214)	(3,581)	(3,571)	9.7%
Rabbi trust obligation	3,224	3,214	3,581	3,571	(9.7%	)
Accumulated other comprehensive loss	(11,973)	(11,195)	(4,146)	(2,782)	(330.4%	)
Total shareholders’ equity	743,076	724,722	692,979	512,501	45.0%
Total liabilities and shareholders’ equity	$5,711,630	5,717,600	5,547,037	4,591,147	24.4%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Yield on loans	4.96%	4.99%	4.96%	4.79%	4.84%
Yield on securities	2.52%	2.47%	2.60%	2.43%	2.46%
Yield on other earning assets	2.52%	2.19%	2.20%	1.55%	1.84%
Yield on all interest earning assets	4.52%	4.51%	4.54%	4.30%	4.42%

Rate on interest bearing deposits	0.48%	0.40%	0.34%	0.31%	0.29%
Rate on other interest bearing liabilities	2.41%	2.24%	1.87%	1.62%	1.75%
Rate on all interest bearing liabilities	0.69%	0.60%	0.51%	0.46%	0.45%
Total cost of funds	0.51%	0.45%	0.38%	0.35%	0.34%

Net interest margin (1)	4.03%	4.07%	4.17%	3.96%	4.09%

Net interest margin – tax-equivalent (2)	4.06%	4.10%	4.19%	4.01%	4.16%

Average prime rate	5.01%	4.80%	4.53%	4.30%	4.25%

(1)	Calculated by dividing annualized net interest income by average earning assets for the period.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Interest income – increased by accretion of loan discount	$1,575	2,296	2,111	2,003	1,745
Interest expense – reduced by premium amortization of deposits	84	101	116	140	85
Interest expense – increased by discount accretion of borrowings	(46)	(45)	(45)	(46)	(43)
Impact on net interest income	$1,613	2,352	2,182	2,097	1,787

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2018	June 30, 2018		Mar. 31, 2018		Dec. 31, 2017	Sept. 30, 2017

Nonperforming assets
Nonaccrual loans	$18,231	25,494		21,849		20,968	23,350
Troubled debt restructurings - accruing	16,657	17,386		18,495		19,834	20,330
Accruing loans > 90 days past due	—	—		—		—	—
Total nonperforming loans	34,888	42,880		40,344		40,802	43,680
Foreclosed real estate	6,140	8,296		11,307		12,571	9,356
Total nonperforming assets	$41,028	51,176		51,651		53,373	53,036
Purchased credit impaired loans not included above (1)	$20,189	20,832		22,147		23,165	15,034
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans - annualized	0.27%	(0.07%	)	(0.36%	)	0.13%	(0.07%	)
Nonperforming loans to total loans	0.83%	1.03%		0.98%		1.01%	1.27%
Nonperforming assets to total assets	0.72%	0.90%		0.92%		0.96%	1.16%
Allowance for loan losses to total loans	0.49%	0.56%		0.57%		0.58%	0.72%
Allowance for loan losses + unaccreted discount to total loans	1.07%	1.16%		1.20%		1.24%	1.21%

(1)	In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	Sept. 30, 2018	June 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sept. 30, 2017

Net interest income, as reported	$51,845	51,232	50,507	48,860	41,639
Tax-equivalent adjustment	428	367	356	610	702
Net interest income, tax-equivalent (A)	$52,273	51,599	50,863	49,470	42,341
Average earning assets (B)	$5,105,981	5,042,904	4,917,628	4,899,421	4,040,257
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.06%	4.10%	4.19%	4.01%	4.16%

Net interest income, tax-equivalent	$52,273	51,599	50,863	49,470	42,341
Loan discount accretion	1,575	2,296	2,111	2,003	1,745
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$50,698	49,303	48,752	47,467	40,596
Average earnings assets (B)	$5,105,981	5,042,904	4,917,628	4,899,421	4,040,257
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.94%	3.92%	4.02%	3.84%	3.99%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this note. Loan discount accretion is a non-cash interest income adjustment that is primarily related to the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At September 30, 2018, the Company had a remaining loan discount balance of $24.3 million compared to $16.9 million at September 30, 2017. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.